(11) Procedures Memorandum
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9

October 3, 2000

Description of Issuance, Transfer and Redemption Procedures for Policies Supported by Transamerica Occidental Life Separate Account VUL-4 and Issued by Transamerica Occidental Life Insurance Company

The Transamerica Occidental Life Separate Account VUL-4 ("Separate Account") of Transamerica Occidental Life Insurance Company ("Company" and "we") is registered under the Investment Company Act of 1940 ("1940 Act") as a unit investment trust. ). The Separate Account is available in the Policy, the TransSurvivorSM Life Variable Universal Life insurance policy ("TSSL VUL"). The Policy is a flexible premium survivorship variable life insurance policy registered with the Securities and Exchange Commission under the Securities Act of 1933.. There are currently 19 sub-accounts within the Separate Account.
Procedures apply equally to each sub-account and for purposes of this description are defined in terms of the Separate Account, except where a discussion of both the Separate Account and the individual sub-accounts is necessary. Each sub-account invests in shares of a corresponding portfolio.
Currently, there are 19 portfolios available from nine mutual fund companies. The investment experience of a sub-account of the Separate Account depends on the investment performance of its corresponding portfolio. Although survivorship flexible premium variable life insurance policies funded through the Separate Account may also provide for fixed benefits supported by the Company's General Account, this description assumes that net payments are allocated exclusively to the Separate Account and that all transactions involve only the sub-accounts of the Separate Account, except as otherwise explicitly stated herein.

This memorandum hereby incorporates by reference the prospectus for the TransSurvivor Life Variable Universal Life Insurance policies as amended from time to time.

1. "Public Offering Price" Purchase and Related Transactions - Section 22(d) and Rule 22c-1

This section outlines Policy provisions and administrative procedures that might be deemed to constitute, either directly or indirectly, a "purchase" transaction. Because of the insurance nature of the policies, the procedures involved necessarily differ in certain significant respects from the purchase procedures for mutual funds and annuity plans. The chief differences revolve around the structure of the cost of insurance charges and the insurance underwriting process. Certain Policy provisions, such as reinstatement and loan repayment, do not result in the issuance of a Policy but require certain payments by the Policy owners and involve a transfer of assets supporting Policy reserve into the Separate Account.

a. Offer of the Policies, Application and Issuance, Premiums, Underwriting Standards, and Insurance Charges

         Offer of the Policies. We offer Policies generally to proposed Joint Insureds between the ages of 16 and 89 who qualify for insurance according to our current underwriting standards and who qualify for at least $100,000 of face amount of insurance. Ages are determined as of the individual's age on his or her birthday nearest the Policy Date, if the application is approved. The amount of insurance is requested by the proposed Policy Owner on the application. We may approve the amount requested or, instead, approve a different, lesser amount.

         Application and Issuance. Upon receipt of a completed application from a prospective Policy Owner, the Company will follow our insurance underwriting procedures to allow us to determine whether the proposed insureds are insurable and, if so, the applicable underwriting class which applies to each. This process may involve such verification procedures as medical examinations and may require that further information be provided by the proposed Policy Owner and/or proposed insureds, if other than the proposed Policy Owner, before a determination can be made. A Policy cannot be issued until this underwriting procedure has been completed and we have approved the application. We may not require medical evidence if the application for TSSL VUL is based on the "exchange" of term insurance policies we issued on the proposed insureds for the TSSL VUL Policy. We may decline applications and not issue insurance if the proposed insureds do not qualify under our underwriting guidelines, or the application for other reasons does not meet our underwriting guidelines. We may terminate our underwriting on a case if we do not receive, on a timely basis, medical and other information necessary for us to reach an underwriting decision.

         Except as otherwise provided under the provisions of the conditional receipt, no insurance coverage under the Policy will be in effect until all the following conditions have been met:

         We approve the application.
         The Policy is delivered to the Policy Owner while the Joint Insureds are alive and in good health, and all statements on the application remain true and complete.

         The initial premium for the Policy is paid while the Joint Insureds are alive.

         If the Policy is issued with one or more delivery requirements which the Proposed Owner must accept and return to us (generally through our agent), then the Policy will not be in force until all delivery requirements are accepted and we receive notice of acceptance at our Administrative Office, in addition to the other conditions noted above being met.

         If at the time of application a proposed Policy Owner makes a sufficient payment (generally, an amount equal to at least one monthly required premium for the Policy as applied for), the Company will provide fixed conditional insurance in the amount of insurance applied for, up to a maximum of $250,000, pending underwriting approval and subject to completion of all conditions of the conditional receipt which provides the fixed, conditional insurance. We generally do not accept payments at the time of application if the amount applied for exceeds $1,000,000.

         If the application is approved, the Policy generally will be issued within one valuation date of the date we approve the application. Generally, the Policy Date will be the date we approve the Policy for issue plus two calendar days. Different Policy Dates may be established, however, as described below. The Policy Date is the date from which insurance coverage will be provided, if the Policy is delivered and the initial premium is paid while the Joint Insureds are alive. Monthly Deductions for a Policy, which include charges for the cost of insurance, are taken beginning as of the Policy Date.

         The Policy Date will be established differently, however, under the following conditions:

         If the initial premium will be paid pursuant to an IRC Section 1035 Exchange, the Policy Date will be the date of the other company's surrender check.

         If requested by the proposed Policy Owner and approved by us, we will backdate the Policy Date consistent with state regulations and our underwriting rules and practices. We require the Policy Owner sign an amendment to the application requesting that the Policy be backdated. Backdating a Policy is generally requested to obtain the lower cost of insurance rates associated with a Policy Date reflecting a younger age for one or both insureds. Since we assess Monthly Deductions beginning with the Policy Date, however, backdating a Policy also results in the payment of Monthly Deductions for a period during which no insurance coverage existed.

         If the initial premium for the Policy is paid after the Policy is issued and delivered, once we receive the initial premium we amend the Policy Date to the date the Policy was delivered and the initial premium was paid over to our agent. If amending the Policy Date in that manner would change the insurance age of either insured, we will instead bring the new Policy Date to the most current date possible without changing the insurance age of either insured.

         If the Policy is issued subject to delivery requirements being completed and returned to us, once we receive the last delivery requirement we amend the Policy Date to the date the Policy was delivered and, if applicable, the initial premium was paid over to our agent. If amending the Policy Date in that manner would change the insurance age of either insured, we will instead bring the new Policy Date to the most current date possible without changing the insurance age of either insured.

         If requested by the agent or proposed Policy Owner, we will treat two or more applications as a "set" and will not approve any application in the set until all applications in the set can be approved. In that situation, all applications in the set will have a common Policy Date which will be based on the date the last application in the set is approved by us, unless a different date was requested and we approved the request.

         While we currently do not so limit the Policy Dates we use, we reserve the right to limit Policy Dates to the 1st - 28th of any month. If we do so limit policies to these dates, policies that may have otherwise been dated on these excluded dates (29th, 30th or 31st of any month) will be dated the 1st of the following month.

         These processing procedures are designed to provide insurance, starting with the date of the application, to the proposed Policy Owner in connection with payments at the time of application subject to all the conditions of the conditional receipt, and these procedures will not dilute any benefit payable to any existing Policy Owner. Although a Policy cannot be issued until the underwriting process has been completed, the proposed Policy Owner will receive immediate insurance coverage, if he or she has made an initial payment and the proposed insured proves to be insurable, after the completion of all requirements under the conditional receipt.

         The procedures regarding Policy Dates for policies issued subject to completion of delivery requirements and/or collection of the initial premium are designed to charge Monthly Deductions only from the date from which insurance coverage under the Policy became effective.

         The Company will require that the Policy be delivered within a specific delivery period to protect itself against anti-selection by the prospective Policy Owner resulting from a deterioration of the health of the proposed insureds. Generally, the period will not exceed 15 days from the date the Policy is issued.

         Premiums. The minimum initial premium required to put the Policy in force generally is an amount sufficient to pay one month of the Required Premium Per Year amount beyond the current date. We specify the minimum initial premium due on the delivery notice we provide our agent.

         Premium payments generally are not limited as to frequency and number, but the following limitations do apply:

         There is a Required Premium Per Year amount which must be paid during the first five policy years in order to keep the policy in-force. The amount of the Required Premium Per Year is selected by the Proposed Owner on the application. We determine a minimum and a maximum Required Premium Per Year amount for each Policy, based on the age, sex, and underwriting classification of the proposed insureds, the face amount of insurance, and other criteria. The Proposed Owner must elect to pay an amount at least equal to the minimum amount we determine for the Policy. The Proposed Owner may pay more than the maximum amount we determine for the Policy, subject to other premium payment limitations. Within limits, the amounts may be paid cumulatively in advance.

         There are specified minimum premium amounts (Select Monthly Premiums) which must be paid to keep the Endorsement to Modify Grace Period in-force. These may be paid cumulatively in advance, within limits. Premium paid in advance of the policy year in which it is due will reflect a time value of money at 4%, as specified in the endorsement. This provides for discounting of the minimum premiums required when those premiums are paid in advance.

         No premium payments may be made after the policy anniversary nearest the 100th birthday of the Younger Insured. No premium payment may be less than $25 without the Company's consent. We reserve the right to refund any unscheduled premium during a particular policy year if the total premium paid: (a)

                  increases the difference between the death benefit and the accumulation value; and (b) is more than $10 per thousand of face amount and more than three times the total of the monthly deductions for the last year.

         We also reserve the right to refund any unscheduled premiums that exceed $25,000 in any 12-month period.

         Except for the Required Premium Per Year amounts which must be paid during the first five policy years, there are no premiums which are required under the Policy. The Policy may enter grace and subsequently may lapse, however, if premiums sufficient to keep the Policy in force are not paid. There are premium requirements which must be satisfied to maintain the Endorsement to Modify Grace Period, if that endorsement is made a part of the Policy.

         At the end of each Policy Year during the first five Policy Years, we determine whether the Required Premium Per Year amounts have been met for that year. If so, we will add a Premium Qualification Credit to the Policy on the Policy Anniversary immediately following the end of the Policy Year for which the credit is due. The Premium Qualification Credit is allocated to the Policy according to the current premium allocation instructions we have for the Policy. If the Policy
         Anniversary is not a valuation date, we will allocate the Premium Qualification Credit on the next valuation date immediately following the Policy Anniversary.

          Underwriting Standards and Classifications. Currently, we classify insureds into different underwriting classes based on our underwriting standards and guidelines. These classifications are:

         Preferred Non-smoker
         Preferred Smoker
         Standard Non-smoker
         Standard Smoker
         Uninsurable Non-smoker
         Uninsurable Smoker

         We increase rates in each Preferred and each Standard class to reflect the increased mortality reflected in sub-standard ratings, or what we refer to as "extra" ratings. We will offer insurance to a Proposed Owner if one proposed insured is classified in the Uninsurable classes according to our underwriting standards, so long as the other proposed insured is insurable. Generally, for the same face amount of insurance, we charge lower cost of insurance rates for the same two insureds if they qualify for our Preferred class compared to the rates we would charge if they qualified for our Standard class, assuming the same smoker or non-smoker classification. The rates we charge for a Policy if one of the insureds is placed in one of the Uninsurable classes will be higher yet. Generally, we charge lower cost of insurance rates for those insureds who qualify for non-smoker rates within a class compared to those who are placed in the smoker category within a class. For example, the cost of insurance rates for two insureds placed in our Preferred Non-smoker class will generally be less than the rates for those same two insureds if they were placed in our Preferred Smoker class.

         We currently also provide different cost of insurance rates based on the "band" for the face amount of insurance on the base coverage. Generally, the cost of insurance rate for the same two insureds will decrease at each "band" we have established. The "bands" currently are:

         $100,000 - $249, 999
         $250,000 - $999,999
         $1,000,000 - $2,999,999
         $3,000,000 - $4,999,999
         $5,000,000 and above.

         We also have a "band" for face amounts of $10,000,000 and above, but we do not reduce our cost of insurance rates at that band. Rather, we provide for a reduced current Administrative Charge deducted from gross premiums. The Administrative Charge for Policies with face amounts of $10,000,000 or more is 5.5% (current basis), rather than 6% (current basis) which applies to premiums paid on Policies with face amounts less than $10,000,000.

         If the same Policy Owner owns two or more TSSL VUL Policies on which the same Joint Insureds are covered, we will determine the band for the Policies by aggregating the base coverage on all the Policies. The band determined by aggregation will apply to all such TSSL VUL Policies included for aggregation purposes.

         Cost of Insurance. Cost of insurance rates on a Policy may change due to certain policy changes, the effects of certain distributions from the Policy, and changes in underwriting classes based on new underwriting evidence we review and approve. The cost of insurance rates on a Policy are not adjusted after the death of the First Insured but, instead, the cost of insurance rates throughout the time the Policy is in-force are based on the combined classifications and characteristics of the two insureds.

         The cost of insurance rates on a Policy are based on the unique combination of underwriting classifications for each individual, including extra rating adjustments, as well as the sex and age of each insured, the face amount of insurance, and the policy duration.

         The underwriting classification of the Joint Insureds may also affect the cost of insurance rates applicable for certain riders, if such riders are added to the Policy.

         Cost of insurance charges for the policies will not be the same for all Policy Owners. The insurance principle of pooling and distribution of mortality risk is based upon the assumption that each Policy Owner pays a cost of insurance charge commensurate with the insured's mortality risk, which is actuarially determined based upon factors such as age, health and occupation. In the context of life insurance, a uniform mortality charge (the "Monthly Deduction Rate") for all insureds would discriminate unfairly in favor of those insureds representing greater mortality risks to the disadvantage of those representing lesser risks. Accordingly, there will be a different "price" for each actuarial category of insureds because different cost of insurance rates will apply. While not all insureds will be subject to the same cost of insurance rate, there will be a single "rate" for all insureds in a given actuarial category. The Policies will be offered and sold pursuant to the Company's underwriting standards and in accordance with state insurance laws. Such laws prohibit unfair discrimination among insureds, but recognize that payments must be based upon factors such as age, health and occupation. Tables showing the maximum cost of insurance charges will be delivered as part of the Policy. We may charge less than the maximum rates. The current Monthly Deduction Rates, which are the rates we use to determine the cost of insurance on the base policy, for a Policy are guaranteed not to increase during the first five policy years.

         b.       Premium Processing

         The Policy will not be in force until the initial premium is paid, among other conditions.

         The Policy Owner may allocate net premiums among the Fixed Account (part of the Company's General Account) and the sub-accounts of the Separate Account. We may limit the maximum number of sub-accounts on a Policy which may have value in them. Currently, Policy Owners may invest in up to all 19 sub-accounts plus the fixed account. Allocations must be specified in whole percentages, and the minimum percentage allocation is 1%. The Policy Owner indicates the premium allocation election on the application. The Policy Owner may change the allocation of net payments at any time by providing written or telephone notice (subject to telephone access privilege rules we set) to our Administrative Office. The change will be effective as of the valuation date we receive the notice for premiums received on or after the date we receive the notice. Although we currently do not assess a charge for a premium allocation change, we reserve the right to impose a charge of up to $25 per allocation change.

         Each Policy has a Reallocation Date assigned to it. The Reallocation Date is currently set as 25 calendar days from the date we approve the Policy for issuance. We reserve the right to change these rules in the future, including extending or shortening the period between the date we issue the Policy and the Reallocation Date; and providing different periods for different Policies, based on the free look provisions applicable to the Policy or other reasonable criteria.

         Premiums credited to the Policy before the Reallocation Date initially will be allocated, net of the administrative charge, to the Policy as follows: (a) amounts designated for the Fixed Account will be allocated to the Fixed Account; and (b) amounts designated for the Separate Account will be allocated to the Money Market sub-account which invests in the Transamerica Variable Insurance Fund, Inc. Money Market Portfolio ("Money Market sub-account"). On the Reallocation Date, amounts allocated to the Money Market sub-account, along with investment gains, if any, on such amounts, will be reallocated among the sub-accounts according to the current premium allocation instructions from the Policy Owner.

         Premiums credited to the Policy on or after the Reallocation Date will be allocated, net of the administrative charge, directly to the investment options selected by the Policy Owner on the most current premium allocation election received by us.

         We do not add any interest to amounts received by us prior to the date we approve and issue the Policy. Such amounts received by us are held in our General Account. If we return the application (for example, because we decline the application), we will issue a refund check in the amount of the payment to us. Our check will be made payable to the payer (maker) of the payment to us.

         If the application is approved and the Policy is issued, we allocate the initial net premium no later than the second valuation day following the latest of:

         The valuation date we approve the Policy for issue.
         The Policy Date.
         The valuation date we receive the initial premium.
         The date we receive the last delivery requirement.

         Premiums subsequent to the initial premium will be credited to the Policy on the valuation date on which we receive the premium. Premiums received by us on a day that is not a valuation date will be credited on the next valuation date.

         c. Repayment of Loan

         The Policy Owner may repay any part of any outstanding loan at any time while either Joint Insured is living.

         If the Policy Owner wishes to make a loan repayment, the Policy Owner must tell us that the payment is for that purpose. Unless the payment is clearly marked as a loan repayment, we will assume it is a premium payment (unless it is received after the policy anniversary nearest Exact Age 100). When we receive a loan repayment, we will apply it to the Loan Account and then transfer the loan repayment to the investment options according to the allocation percentages provided in the most recent premium allocation election we received from the Policy Owner. The loan repayment will be allocated to the designated investment options on the valuation date on which we receive the loan repayment. If we receive the loan repayment on a date which is not a valuation date, we will allocate the loan repayment on the next valuation date.

         d. Policy Reinstatement

         A Policy will enter a grace period under certain conditions. These conditions vary based on the duration of the policy, among other things. During the first five policy years, a grace period is a period of 60 days beginning on: (a) a policy anniversary on which the cumulative Required Premium Per Year for the base policy in Policy Years 1-5 has not been paid; or (b) a monthly policy date when the accumulation value minus any existing loan is less than the monthly deduction due. After the fifth policy anniversary and prior to the policy anniversary nearest Exact Age 100, a grace period is a period of 60 days beginning on a monthly policy date when the net cash value is less than the monthly deduction due. If the Endorsement to Modify Grace Period is in-force, however, the Policy will not enter grace because the monthly deduction due exceeds the accumulation value or net cash value, as applicable. The Endorsement to Modify Grace Period does not prevent the Policy from entering grace due to failure to meet the cumulative Required Premium Per Year amounts for the Policy.

         After the policy anniversary nearest Exact Age 100, a grace period is a period of 60 days beginning on a policy anniversary on which the loan interest due has not been paid in cash, and the accumulation value minus any existing loan is less than the loan interest due.

         When a Policy enters grace period, we will send a letter to the Policy Owner notifying the Policy Owner of: (a) the fact that the Policy entered the grace period; (b) the amount of premium or loan interest payment, as applicable, which is necessary to take the Policy out of the grace period; and (c) the date on which the Policy will lapse if the required payments are not made to us by that date. Generally, we will send our notice on the 30th day following the date the Policy enters the Grace Period. We do not send our notice sooner due to the fact that many Policy Owners make payments after the due date. Failure to pay sufficient premiums (or, as applicable, loan interest due) within the grace period generally will result in termination of the Policy. A proposed Policy Owner may elect to add the Automatic Premium Loan (APL) option to the Policy. If the APL provision is in effect on the Policy, and if there is sufficient net cash value at the time, then we will use the net cash value to create a loan to pay premiums if the Policy enters grace due to insufficient premium payments during the Required Premium Per Year period. The loan, and the associated loan interest due in advance, will be deducted from the investment options on a pro rata basis. The premium will be allocated in accordance with the current premium allocation election for the Policy. The loan and loan interest will be deducted from the investment options, and the premium will be credited, on the last day of the grace period, if that date is a valuation date. If the last day of the grace period is not a valuation date, however, we will deduct the loan amount, and credit the premiums, on the next valuation date. Any net cash value available at the time the Policy lapses will be paid to the Policy Owner. The death benefit payable during the grace period will be reduced by the unpaid amount of insurance charges due to the date of death of the Survivor.

         If the Policy lapses, it may be reinstated provided it was not surrendered. To reinstate the policy, the Policy Owner must meet the following conditions:

         1. Request reinstatement in writing within three years after the date of lapse and before the policy anniversary nearest Exact Age 100.

         2. If only one Joint Insured is alive when the Policy Owner requests reinstatement, the other Joint Insured's death must have occurred prior to the end of the grace period, and proof of such death must have been submitted prior to the reinstatement.

         3. Evidence of insurability satisfactory to us must be given to us by:

               (a) both Joint Insureds, if the lapse occurred while both Joint Insureds were living; or

             (b) the Survivor, if the lapse occurred after the First Death.

4. If any loans existed when the policy lapsed, the Policy Owner must repay or reinstate them with interest. Interest will be compounded annually from the date of lapse. Interest will be at the loan reinstatement interest rate for the loan. The loan reinstatement interest rate will not exceed an effective annual rate of 4.75% (4.53% in advance).

         5. The reinstated policy will be subject to the minimum premium requirement during the first 5 policy years. This means that the required premium period will be calculated from the original Policy Date; it will not start anew.

             If the policy lapsed during any required premium period, and is reinstated in a different policy year, the Policy Owner must pay a premium large enough to meet the minimum premium requirement at the time of reinstatement, with interest. Interest will be compounded annually at the reinstatement interest rate of 6%. If the policy lapsed after any required premium period, or if it lapsed during one of the first 5 years of any required premium period, and is reinstated in the same policy year, the Policy Owner must pay a premium large enough to cover two monthly deductions due when the policy lapsed and three monthly deductions due when the policy is reinstated.

         6. If the Policy Owner reinstates the policy during any required premium period, the Policy Owner must repay any net cash value given to the Policy Owner at the time of lapse, with interest. Interest will be compounded annually at the reinstatement interest rate of 6%.

         7. If the policy is reinstated within the first 15 policy years or before the policy anniversary nearest Exact Age 100 (whichever is the shorter time period), any applicable surrender penalties in effect for the reinstated policy will be calculated from the original Policy Date.

         The effective date of a reinstatement will be the date we approve the request.

         The accumulation value of the reinstated policy will be: the surrender penalty assessed at the time of lapse; plus any net cash value we paid the Policy Owner at the time of lapse; plus any loan repaid or reinstated; plus any net premium the Policy Owner pays at reinstatement; minus any monthly deductions due at the time of lapse.

         We will allocate the net premiums and any loan repayment amount the Policy Owner pays at reinstatement according to the most recent premium allocation election we received from the Policy Owner. We will allocate the amount paid within one valuation date following the later of (a) the valuation date on which we approve the reinstatement; or (b) the valuation date on which we receive the required premium and other payments. Surrender penalties restored to the accumulation value and net cash value repaid to the Policy will be allocated according to the allocations of such amounts at the time the Policy lapsed. The surrender penalties and net cash value repaid will be credited to the Policy on the same valuation date on which the net premiums and any loan repayments are credited to the Policy.

         e. Correction of Misstatement of Age or Sex
            ----------------------------------------

         If there is a misstatement of both or either Joint Insureds' age or sex in the application, we will adjust the excess of the death benefit over the accumulation value to that which would be purchased by the most recent monthly deduction at the correct age or sex. There will be no adjustment beyond Exact Age 100, unless the Full Death Benefit Rider is in effect on the Policy at that time.

         f. Incontestability

         Except for fraud or nonpayment of premiums, the Policy will be incontestable with respect to either Joint Insured after it has been in force during the lifetime of that Joint Insured for two years from the date of issue. This provision does not apply to any rider providing benefits specifically for disability or death by accident.

         If the Policy is rescinded for any contestable reason (e.g. material misrepresentation), we will be liable only for the amount of premiums paid, less any partial surrenders and any outstanding loans and loan interest due. The policy will be rescinded as of the Policy Date.

         g.         Suicide

         If either Joint Insured dies by suicide (while sane or insane) within two years from the date of issue of the Policy, we will be liable only for the amount of premiums paid, less any partial surrenders, surrender penalty free withdrawals, loans and loan interest due. The Policy will be rescinded as of the Policy Date.

II.      "Redemption Procedure" - Surrender and Related Transactions

         The Policies provide for the payment of monies to a Policy Owner or beneficiary upon request to us from the Policy Owner or, for death benefits, the beneficiary, in a form and manner acceptable to us. Generally, except for the payments of death proceeds, the imposition of Monthly Deductions and of fees and charges associated with the administration of the Policies, and the possible effect of a surrender penalty, the payee will receive a pro rata or proportionate share of the Separate Account's assets, within the meaning of the 1940 Act, in any transaction involving "redemption procedures". The amount received by the payee will depend upon the particular benefit for which the request is made, including, for example, the net cash value or death benefit. Any combined transactions on the same day that counteract the effect of each other will be allowed. We will assume the Policy Owner is aware of the possible conflicting nature of the transactions and desires their combined result. If a transaction is requested which we will not allow (e.g., a request for a decrease in face amount which lowers the face amount below the stated minimum) we will reject the whole transaction and not just the portion which causes the disallowance. The Policy Owner will be informed of the rejection and will have an opportunity to give new instructions. If the Policy Owner requests a transaction be allocated in a certain manner, and the allocation cannot be supported (e.g., a request that a loan be taken and that a portion of the loan be allocated to a sub-account which, in fact, has no value), then we will reject the transaction in full. We will then contact the Policy Owner and request new instructions. When we receive new instructions in good order, we will then reprocess the transaction on the valuation date we receive the new instructions in good order.

               a. Surrender and Partial Surrender for Cash Values; Deductions from Accumulation Value

         We will pay the net cash value within seven days after receipt, at our Administrative Office, of a signed request for surrender. Computations with respect to the investment experience of each sub-account will be made at the close of trading of the New York Stock Exchange ("NYSE") on each day that the NYSE is open. This will enable us to pay a net cash value on surrender based on the next computed value after the surrender request is received. For valuation purposes, the surrender is effective on the date we receive the request at our Administrative Office (although insurance coverage ends the day the request is mailed to us). If we receive the request on a date that is not a valuation date, then the net cash value will be determined as of the close of the next valuation date following the date we receive the request.

         The portion of the Accumulation Value equal to the value of all accumulations in the Separate Account may increase or decrease from day to day depending on the investment experience of the Separate Account. Calculation of the Accumulation Value for any given day will reflect the actual net premiums made to the Policy, expenses charged, deductions taken, investment performance of the underlying portfolio for a sub-account, and the effect of the Mortality and Expense Risk Charge.

         Administrative Charge. We deduct an Administrative Charge from each premium payment. The charge is currently 6% of the gross premium amount for Policies with face amounts less than $10,000,000 and 5.5% for Policies with face amounts above that level. We may increase the Administrative Charge we deduct, but the maximum charge is 12% of the gross premium. The net premium is allocated to the Separate Account according to Policy Owner's instructions, as described previously.

         Monthly Deductions. Beginning with the Policy Date and each monthly policy date thereafter until the policy anniversary nearest Exact Age 100, we will take monthly deductions from the Policy's Accumulation Value to cover (a) the cost of insurance charge, (b) the monthly deduction for any riders, (c) the policy fee, and (d) the monthly expense charge per thousand. The policy fee is currently $6 per month. After the first policy year, it may be increased to a maximum of $10 per month. The monthly expense charge per thousand is calculated separately for each Policy based on each joint insured's age at issue, sex, underwriting classification, and sub-standard ratings. The amount is shown in the Policy Data for the Policy. Monthly deductions are allocated pro rata.

         Transaction Fees. Fees may be charged for (a) transfers in excess of 18 during a policy year; (b) changes in allocations for premiums; and (c) for providing a Policy Owner more than one illustration of values in a policy year. Fees are only charged on a Policy if the specific transactions have occurred on the Policy.

         We charge a transfer fee of $25 for each transfer in excess of 18 in a policy year. We do not include the following as part of the 18 transfers each policy year, and we do not impose a transfer fee on these transactions: (a) transfers from the Money Market sub-account on the Reallocation Date; (b) transfers due loans or loan repayments; (c) transfers under the Dollar Cost Averaging option or the Automatic Account Rebalancing option; (d) transfers upon receipt of notice of the death of the Survivor; (e) transfers due to material changes in the Separate Account or one or more sub-accounts;

         We do not currently charge a fee for (a) changes in allocations for premiums; or (b) for providing a Policy Owner more than one illustration of values in a policy year. We reserve the right to charge up to $25 for each of these transactions, however.

         Surrender Penalties. Other possible deductions from the Policy (which will occur on a Policy-specific basis) include (a) surrender penalties during the first fifteen policy years on surrenders for net cash value;
         (b) surrender penalties, during the first fifteen policy years on partial surrenders in excess of the surrender penalty free withdrawal amount, and a $25 surrender penalty after the first fifteen policy years; and (c) surrender penalties, during the first fifteen policy years, for face amount decreases.

         A surrender penalty applies only on a surrender, certain partial surrenders, and decreases in face amount within the first fifteen Policy Years (or, if shorter, to the policy anniversary nearest Exact Age 100), except we assess a $25 charge on certain partial surrenders after the end of the fifteenth policy year. The surrender penalty is calculated as a factor per $1,000 of face amount on the base policy. The surrender penalty factor is based on each joint insured's age at issue, sex, underwriting classifications (including smoker or non-smoker classifications), and the duration of the Policy in years. The surrender penalty factor for a Policy generally reduces each year on the Policy anniversary. The surrender penalty applies to the amount of the surrender (including partial surrenders) in excess of the surrender penalty free withdrawal amount. The surrender penalty factors for a Policy are shown in the Policy Data pages for the Policy. For partial surrenders, the proportionate surrender penalty is equal to A times B divided by C, where

         A is the amount of partial surrender in excess of the surrender penalty free withdrawal amount; B is the surrender penalty factor for the policy year; and C is 1,000 minus the surrender penalty factor for the policy year.

         If this calculated amount is less than $25, then the surrender penalty will be $25. After the fifteenth policy year, the surrender penalty is $25 for any partial surrender in excess of the amount eligible for surrender penalty free withdrawal.

         The  proportionate   surrender  penalty  for  a  partial  surrender  is
         allocated among the investment options in proportion of A over B, where

         A is the partial surrender amount allocated to an investment option, and B is the total amount of the partial surrender amount (surrender penalties not included).

         The proportionate surrender penalty for a face amount decrease is the full surrender penalty for the Policy times (A over B), where

         A is the face amount decrease of the base policy, and B is the face amount of the base policy immediately before the decrease.

         The surrender penalty for a face amount decrease is allocated pro rata among the investment options in the Policy.

         Surrenders and Partial Surrenders. We will make the payment of net cash surrender value and of partial surrender value out of our General Account and, at the same time, transfer assets from the Separate
         Account to the General Account in an amount equal to the Policy reserves in the Separate Account.

         The Policy Owner may surrender the Policy for its net cash value at any time after the end of the free look period. After the end of the free look period, the Policy Owner may request a partial surrender of a portion of the net cash value of the Policy. The portion of the surrender, if any, in excess of the surrender penalty free withdrawal amount is subject to a surrender penalty as described above.

         Each Policy year after the first, the Policy Owner may elect a surrender penalty free withdrawal. The maximum amount of such withdrawal is up to 10% of the Accumulation Value as of the last monthly policy date, minus the sum of all surrender penalty free withdrawals since the last policy anniversary. A lesser maximum amount may apply, depending on the Accumulation Value, policy loans outstanding, surrender penalties, and future monthly deductions. This amount is the maximum amount eligible for partial surrender, as explained in the prospectus. The minimum amount of a surrender penalty free withdrawal is $100.

         The full surrender, partial surrender, and surrender penalty free withdrawal will be deducted from the Accumulation Value at the price computed at the end of the valuation date on which the request for the surrender is received by us at our Administrative Office. The partial surrender amount and surrender penalty free withdrawal amount generally will be allocated pro rata. We may permit Policy Owners to specify the allocation of a partial surrender and of a surrender penalty free withdrawal. If we do permit such allocation elections, and the Policy Owner provides us with an election in a form and manner acceptable to us, we will allocate the surrender amount according to the election. If the elected allocations are not supported by the Policy Accumulation Value (for example, a portion of the partial surrender amount is to be allocated to a specific sub-account but that sub-account has no value in it), the allocation election will be treated as not in good order and we will not process the request. We will contact the Policy Owner for new instructions.

         If the Death Benefit Option is Option 1, the face amount of the base coverage will be reduced by the amount of the partial surrenders in excess of the amount eligible for surrender penalty free withdrawal, plus any surrender penalties. If the Death Benefit Option is Option 3, the face amount of the base coverage may be reduced by part or all of the partial surrender and surrender penalties, as explained further in the prospectus.

         b.       Death Benefit

         We will normally pay a death benefit to the beneficiary within seven days after receipt, at our Administrative Office, of due proof of death of the Survivor and all other requirements necessary to make payment.

         A death benefit is payable on the death of the second of the Joint Insureds to die. There is no death benefit paid upon the First Death.

         Upon receipt of notice, written or otherwise, of the death of the Survivor, we will transfer all values in the sub-accounts under the Policy to our General Account and not permit any values to be transferred to, or to remain in, the sub-accounts.

         The death proceeds payable will depend on the option in effect at the time of death; whether the Survivor died before the Policy anniversary nearest Exact Age 100; and whether the Full Death Benefit Rider was in force on the Policy if the Survivor died on or after the Policy anniversary nearest Exact Age 100.

         Prior to the Policy anniversary nearest Exact Age 100, the death benefit will be based on the death benefit option in effect on the Policy at the time of the Survivor's death. The options are described below.

         Option 1: The death benefit will be the greater of: (a) the total face amount of the base policy on the date of the Survivor's death; (b) the death benefit factor multiplied by the accumulation value of the base policy on the date of the Survivor's death; or (c) the amount required for the policy to qualify as a life insurance contract under Section 7702 of the Internal Revenue Code.

         Option 2: The death benefit will be the greater of: (a) the total face amount of the base policy plus the accumulation value of the base policy on the date of the Survivor's death; (b) the death benefit factor multiplied by the accumulation value of the base policy on the date of the Survivor's death; or (c) the amount required for the policy to qualify as a life insurance contract under Section 7702 of the Internal Revenue Code.

         Option 3: The death benefit will be the greater of: (a) the total face amount of the base policy plus the excess, if any, of all gross premium payments for the base policy over the sum of any withdrawals, partial withdrawals, surrender penalty free withdrawals, partial surrenders and premium refunds on the date of the Survivor's death; (b) the death benefit factor multiplied by the accumulation value of the base policy on the date of the Survivor's death; or (c) the amount required for the policy to qualify as a life insurance contract under Section 7702 of the Internal Revenue Code.

         Beginning with the policy anniversary nearest Exact Age 100, the death benefit will be: (a) the death benefit factor multiplied by the accumulation value of the base policy as of the date of death of the Survivor; or (b) the amount required for the policy to qualify as a life insurance contract under Section 7702 of the Internal Revenue Code. If the Full Death Benefit Rider is in effect at policy anniversary nearest Exact Age 100, however, then the death benefit beginning with that policy anniversary will be based on the death benefit option in effect immediately before that policy anniversary.

         We determine the accumulation value as of the survivor's date of death using the prices computed at the end of the day on which death occurred. If the survivor's date of death was not a valuation date, we compute the accumulation value based on the next valuation date's prices.

         We will reduce the death benefit by any existing policy loans and by the portion of any grace period premium payment necessary to provide insurance to the date of the Survivor's death.

         The death benefit factors will be the greater of the factors in the Table of Death Benefit Factors on the Data Page, or the factors applicable to joint and last survivor insurance set forth in the Internal Revenue Code of 1986 ("IRC"), as in effect at the time the policy is issued and the regulations thereunder.

         We will make payment of death proceeds out of our General Account and will transfer assets from the Separate Account to the General Account in an amount equal to the reserve in the Separate Account attributable to the Policy. The excess, if any, of the death proceeds over the amount transferred will be paid out of the General Account reserve maintained for that purpose.

         c.       Default and Options on Lapse

         The duration of insurance coverage depends upon (a) the Required Premium Per Year amounts being paid during the first five Policy years;
         (b) the Accumulation Value or Net Cash Value, as applicable, being sufficient to cover the monthly deductions due; (c) after the policy anniversary nearest Age 100, the loan interest due and unpaid being less than the result of the Accumulation Value minus the outstanding loan; and (d) whether the Endorsement to Modify Grace Period is in effect on the Policy.

         As described previously, the Policy may enter a grace period if various conditions occur.

         Any portion of the Required Premium Per Year that remains unpaid at the end of the grace period will be paid by automatic premium loan, if the Policy Owner elected that option on the application, subject to the terms of the provision. We will process an automatic premium loan if there is enough net cash value to pay both the Required Premium Per Year due and interest due on the automatic premium loan. If there is not enough net cash value to pay both the Required Premium Per Year due and the interest on the automatic premium loan, we will not make an automatic premium loan. The policy will then lapse subject to the nonforfeiture provision. If the automatic premium loan is processed, the loan amount will be deducted pro rata, as will the loan interest paid in advance on the loan. The loan and associated premium transactions will be effective on the last day of the grace period or, if that day is not a valuation date, on the next valuation date. The automatic premium loan provision will terminate at the end of the Required Premium Per Year period.

         If a sufficient premium payment or, if applicable, loan interest payment or loan repayment, is not received during the grace period, the Policy will terminate, generally without value except for certain lapses of Policies, as described above, which lapse during the Required Premium Per Year period. Notice of such termination will be sent to the owner and any assignee of record. If the insured should die during the grace period, an amount sufficient to cover the amount required to provide insurance to the date of the Survivor's death will be deducted from the death proceeds.

         d.       Policy Loans

         The amount of any outstanding loan plus accrued interest is called "debt". When a loan is made, the portion of the assets in the Separate Account (which is a portion of the Accumulation Value and net cash value and which also constitutes a portion of the reserves for the death benefit) equal to the debt created thereby is transferred by us from the Separate Account to the General Account. Allocation of the loan among sub-accounts will generally be pro rata, but we will allow the Policy Owner to specify an allocation in a form and manner acceptable to us. If the elected allocations are not supported by the Policy Accumulation Value (for example, a portion of the net loan amount is to be allocated to a specific sub-account but that sub-account has no value in it), the loan request will be considered not in good order. We will not process the request. We will contact the Policy Owner for new instructions. When we receive new instructions in good order, we will reprocess the loan request as of the date we receive the new instructions in good order.

         Loan interest is due in advance. Loan interest deductions are always allocated pro rata. Loan interest is a part of the outstanding loan.

         The loan request will be effected at the value computed at the end of the valuation date on which we receive the loan request in good order. Loans of less than $10,000 may be requested by telephone subject to our current rules on telephone access privileges.

         The portion of the Accumulation Value in each sub-account equal to the Policy loan allocated to such sub-account will be transferred to the Fixed Account, and the number of Units equal to the Accumulation Value so transferred will be canceled. Because of the transfer, a portion of the Policy is not variable during the loan period and, therefore, the death benefit and the net cash value are permanently affected by any debt, whether or not repaid in whole or in part.

         Loan interest credited to the policy on outstanding loans will be 4.0%. The loan interest charged will be based on the policy duration when the interest is due: During policy years 1-10, the effective annual loan interest rate will not exceed 4.75% (4.53% in advance). During policy years 11-20, the effective annual loan interest rate will not exceed 4.50% (4.30% in advance). During policy years 21+, the effective annual loan interest rate will not exceed 4.25% (4.07% in advance).

         Currently, we charge loan interest at a rate of 4.50% (4.30% in advance) during policy years 1-10; 4.25% (4.07% in advance) during policy years 11-20; and 4.00% (3.85% in advance) during policy years 21 and later.

         Interest is payable in advance at the rates shown above. Interest is payable at the time the loan is taken until the next Policy anniversary. Loan interest is due on each Policy anniversary. If not paid when due, we will create a new loan for the interest due and will add it to the outstanding loan. The new loan will be allocated pro rata among the investment options on the Policy anniversary on which the loan interest is due, if the Policy anniversary is a valuation date. If that anniversary is not a valuation date, we will deduct the loan amounts pro rata on the next valuation date.

         Failure to repay a loan will not necessarily terminate the Policy. If the Accumulation Value or, if applicable, net cash value is not sufficient to cover the monthly deductions, however, the Policy will go into a 60 day grace period as described above.

         In addition to requested loans, we will also process an automatic premium loan as described previously.

         f.       Transfers Among Sub-Accounts

         Amounts may be transferred, upon request, at any time from any sub-account of the Separate Account to one or more other sub-accounts. We may limit the number of sub-accounts which may have value in them. Currently, a Policy Owner may have value in all 19 sub-accounts plus the fixed account. Transfers requested (other than automatic transfers under the Dollar Cost Averaging or the Automatic Account Rebalancing options) which relate to one or more sub-accounts of the Separate Account will take effect as of the receipt of a request in good order in a form and manner acceptable to us at our Administrative Office. The first eighteen transfers in a Policy year are free of charge; however, we will deduct an administrative charge of up to $25 for additional transfers in a Policy Year. Transfer fees are deducted proportionately from sub-accounts according to the ratio of the transfer from a sub-account over the total amount of transfers from all sub-accounts from which transfers were taken. Transfers resulting from Policy loans, reallocation of Policy Value on the Reallocation Date, transfers under automatic transfer options (Dollar Cost Averaging and Automatic Account Rebalancing), transfers upon notice of the Survivor's death, and transfers due to a material change in investment policy of portfolio are not be subject to a transfer charge, and will not be counted for purposes of the limitation on the number of `free' transfers allowed in each Policy year.

         g.       Right to Examine Policy ("Free Look") Procedures

         The Policy Owner has the right to examine and cancel the Policy be returning it to us along with a written request for cancellation to us or one of our representatives by the later of 10 days (or such longer period required by state law due to replacements or other reasons) after the Policy Owner receives the Policy.

         If the Policy provides for a full refund under its "Right to Examine Policy" provision as required in a particular state, the refund will be the total amount of premiums received by us for payment to the Policy. If the Policy does not provide for a full refund, the refund will be the amounts allocated to the Fixed Account, the portion of the Accumulation Value in the Separate Account, and all fees, charges and taxes which have been imposed.

h.       Paid-up option

         The Policy Owner may elect to use the Policy's net cash value to provide insurance with no further premiums due. When the paid-up option is exercised, Accumulation Value in the Separate Account will be transferred to our General Account. This transfer will use the value of the applicable sub-accounts next computed following receipt of the request in good order at our Administrative Office. After the paid-up option is exercised, the Policy will no longer have a variable component. This option will only be offered where required by state regulation.

i.       Other Benefits and Options

         The policies contain an Option to Split the Policy, whereby the Policy Owner can surrender the joint life insurance Policy for two individual life insurance policies, one on each of the Joint Insureds, if certain qualifying events occur (e.g., divorce or change in federal tax law). The Policy may contain a Guaranteed Policy Split Option Rider if the Joint Insureds qualify for this option based on our underwriting criteria. The individual life insurance policies will be on a policy form we offer for this purpose. Currently, the policy form for the individual policies will not be a variable universal life insurance policy form. We may, in the future, provide a variable universal life policy form for this purpose. Exercising an option to split the policy will result in the termination of this Policy. The termination will be on the effective date of the policy split, and all associated values under the Policy will be determined as of that date. The date of the policy split will be not later than the second valuation date following the latest of:

o The date we approve each Joint Insured for coverage under the new policies, if new underwriting evidence is required; o The date we receive all required evidence required for us to approve the policy split; o The date we receive the minimum required premium for each policy.

         The policies will also contain a Guaranteed Exchange Option whereby the Policy Owner can exchange this Policy for a fixed life insurance policy anytime during the first 20 policy years. If this option is exercised, the exchange will generally occur not later than the second valuation date following the date on which we receive all required information, including any minimum required premium, necessary to issue the new policy. We may limit exchanges to the policy anniversary next following the date we receive the request to exchange in a form and manner acceptable to us. The policy values exchanged will be those as of the date of the exchange.

         Additionally, an Accelerated Death Benefit Rider will be added to the Policy if the rider is approved in the state of issue. Under this rider, a portion of the death benefit may be paid prior to the Survivor's death if the Survivor is diagnosed as having a terminal illness, subject to the conditions of the rider. The benefit will be deducted from the Policy's investment options on a pro rata basis at the price established at the close of the valuation date on which we approve the benefit payment. Under the terms of the rider, we also reduce the death benefit by an amount in excess of the benefit amount, and we also adjust the accumulation values and net cash values proportionately to the reduction in the death benefit.
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